Wiley Increases Fiscal 2026 Share Repurchase Allocation to $100 million

Company recently reported strong Q2 margin expansion and reaffirmed full year earnings and free cash flow guidance

Hoboken, NJ, December 10, 2025 – Wiley (NYSE: WLY), a global leader in authoritative content and research intelligence for the advancement of scientific discovery, innovation, and learning, today announced that it has boosted its Fiscal 2026 share repurchase allocation to $100 million, up from $60 million in Fiscal 2025 and $45 million in Fiscal 2024. Wiley has already executed approximately $35 million of this allocation in the first half with an objective of executing $65 million through the rest of the fiscal year ending April 30, 2026. In the first half, the Company raised its quarterly dividend for the 32nd consecutive year and announced that its Board of Directors had approved a $250 million share repurchase authorization, an increase from its prior authorization of $200 million.

"Our confidence in our long-term growth trajectory has only intensified as we see record global demand to publish and license in Research and expanding use of our authoritative content in LLM models and corporate AI applications,” said Matthew Kissner, President and CEO. “Given our strong financial profile and the strength of our business fundamentals relative to current valuation, we’ve boosted our full year allocation to share repurchases while continuing to invest in high-return growth initiatives and support a robust dividend.”

Wiley recently reported results for the second quarter Fiscal 2026. Highlights included:
•Delivered 250 basis points of adjusted operating margin improvement to 18.8%
•Delivered strong growth and margin expansion in Research driven by global demand to publish, read, and license. Article submissions and output rose by 28% and 12% respectively
•Executed $6 million content licensing project for AI models; $35 million realized year-to-date; nearly $100 million since 2024. Expanded AI subscription knowledge feeds to 8 corporate customers with an active pipeline across industry verticals. Increased publisher partners to more than 30 for our Nexus content licensing service for AI models and applications
•Increased share repurchases by 69% over prior year period to $21 million
•Reaffirmed guidance for Adjusted EBITDA margin of 25.5% to 26.5%, Adjusted EPS of $3.90 to $4.35, and Free Cash Flow of approximately $200 million up from $126 million in Fiscal 2025

Please see Wiley’s Q2 earnings release, presentation, and call transcript at investors.wiley.com/quarterly results.

Purchases may be made from time to time at management's discretion through open market or privately negotiated transactions. Share repurchases remain a prioritized capital allocation objective, and the Company plans to continue acting opportunistically based on market conditions. As of October 31, 2025, Wiley had $272 million remaining in authorization.

ABOUT WILEY
Wiley (NYSE: WLY) is a global leader in authoritative content and research intelligence for the advancement of scientific discovery, innovation, and learning. With more than 200 years at the center of the scholarly ecosystem, Wiley combines trusted publishing heritage with AI-powered platforms to transform how knowledge is discovered, accessed, and applied. From individual researchers and students to Fortune 500 R&D teams, Wiley enables the transformation of scientific breakthroughs into real-world impact. From knowledge to impact—Wiley is redefining what's possible in science and learning. Visit us at Wiley.com and Investors.Wiley.com. Follow us on Facebook, X, LinkedIn and Instagram.

NON-GAAP FINANCIAL MEASURES
Wiley provides non-GAAP financial measures and performance results such as “Adjusted EPS,” “Adjusted Operating Income and Margin,” “EBITDA, Adjusted EBITDA and Margin,” “Adjusted Income before Taxes,” “Adjusted Income Tax Provision,” “Adjusted Effective Tax Rate,” “Free Cash Flow less Product Development Spending,” “Adjusted Revenue,” and results on a Constant Currency basis to assess underlying business performance and trends. Management believes non-GAAP financial measures, which exclude the impact of restructuring charges and credits and certain other items, and the impact of divestitures and acquisitions provide a useful comparable basis to analyze operating results and earnings. See the reconciliations of non-GAAP financial measures and explanations of the uses of non-GAAP measures in the supplementary information. We have not provided our 2026 outlook for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including restructuring charges and credits, gains and losses on foreign currency, and other gains and losses. These items are uncertain, depend on various factors, and could be material to our consolidated results computed in accordance with U.S. GAAP.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company and are subject to change based on many important factors. Such factors include, but are not limited to: (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities; (x) the ability to realize operating savings over time and in fiscal year 2026 in connection with our multiyear Global Restructuring Program and completed dispositions; (xi) cyber risk and the failure to maintain the integrity of our operational or security systems or infrastructure, or those of third parties with which we do business; (xii) as a result of acquisitions, we have and may record a significant amount of goodwill and other identifiable intangible assets and we may never realize the full carrying value of these assets; (xiii) our ability to leverage artificial intelligence technologies in our products and services, including generative artificial intelligence, large language models, machine learning, and other artificial intelligence tools; and (xiv) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events.

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Contact
Brian Campbell
Investor Relations
brian.campbell@wiley.com
201.748.6874